Exhibit 21

LIST OF SUBSIDIARIES

Upon the consummation of this offering, the following entities will become subsidiaries of Summit Materials, Inc. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries which, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) have been omitted.

Name	Jurisdiction of Incorporation or Organization
Alleyton Resource Company, LLC	Delaware
Alleyton Services Company, LLC	Delaware
Austin Materials, LLC	Delaware
Buckhorn Materials, LLC	South Carolina
Colorado County Sand & Gravel Co., L.L.C.	Texas
Con-Agg of MO, L.L.C.	Missouri
Concrete Supply of Topeka, Inc.	Kansas
Continental Cement Company L.L.C.	Delaware
Cornejo & Sons, L.L.C.	Kansas
Hamm, Inc.	Kansas
Hinkle Contracting Company LLC	Kentucky
Industrial Asphalt, LLC	Texas
Kilgore Companies, LLC	Delaware
Mainland Sand & Gravel ULC	British Columbia
Penny’s Concrete and Ready Mix, L.L.C.	Kansas
RK Hall, LLC	Delaware
SCS Materials, LLC	Texas
Summit Materials Corporations I, Inc.	Delaware
Summit Materials Finance Corp	Delaware
Summit Materials Holdings II, LLC	Delaware
Summit Materials Holdings L.P.	Delaware
Summit Materials Holdings, LLC	Delaware
Summit Materials Intermediate Holdings, LLC	Delaware
Summit Materials International, LLC	Delaware
Summit Materials, LLC	Delaware
Troy Vines, Incorporated	Texas